EXHIBIT (a)(6)
NOTICE TO BROKERS-DEALERS

TerreStar Corporation

and

TerreStar Networks Inc.

Offers to Exchange the Original Securities for the Exchange Securities
Set Forth in the Table below
and
Solicitation of Consents for Amendments to the Series B
Preferred Certificate of Designations

The Original Securities		The Exchange Securities

1.	All outstanding shares of Series A Cumulative Convertible Preferred Stock (“Series A Preferred”) of TerreStar Corporation (“TSC”) for	Up to 90,000 shares of Series F Preferred Stock (“Sub Series F Preferred”) of TerreStar Holdings Inc. (“Holdings”)

2.	All outstanding shares of Series B Cumulative Convertible Preferred Stock (“Series B Preferred”) of TSC for	Up to 318,500 shares of Sub Series F Preferred of Holdings

3.	All outstanding shares of Series E Junior Participating Preferred Stock of TSC (“Series E Preferred”) for	Up to 300,000 shares of Series G Junior Preferred Stock of Holdings (“Sub Series G Preferred”)

The Exchange Offers and Solicitation will expire at 5:00 p.m., New York City time, on February 4 , 2010, unless extended or earlier terminated (the “Expiration Time”). Withdrawal rights for tenders of each series of Original Securities and withdrawal rights for Consents will expire at the Expiration Time. All capitalized terms that are not defined above have the meanings given them below in this Offering Memorandum. It is expected that the Expiration Time will be extended to 5:00 p.m. New York City time, on the Schedule 14A Date (as defined in the Offering Memorandum) if such date occurs after February 4 , 2010.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

TerreStar Corporation, a Delaware corporation (“TSC”), and TerreStar Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of TSC (“Holdings” and, together with TSC and TSN (as defined below), the “Companies”), are offering to exchange (each, an “Exchange Offer” and collectively, the “Exchange Offers”) (i) all outstanding shares of Series A Preferred for up to 90,000 shares of Sub Series F Preferred, (ii) all outstanding shares of Series B Preferred for up to 318,500 shares of Sub Series F Preferred and (iii) all outstanding shares of Series E Preferred for up to 300,000 shares of Sub Series G Preferred.  Additionally, TerreStar Networks Inc., a Delaware corporation and an indirect and majority-owned subsidiary of TSC (“TSN”), and TSC propose to amend all outstanding $167.0 million (as of September 30, 2009) aggregate principal amount of 6.5% Senior Exchangeable PIK Notes due 2014 (the “6.5% Notes”) in the form of a supplemental indenture (the “6.5% Notes Supplement”) to the indenture governing the 6.5% Notes (the “6.5% Notes Indenture”) upon the receipt of the requisite consents as described herein.  In connection with the Exchange Offers, Holdings will issue 150,000 shares of the Sub Series G Preferred to each of (i) EchoStar Corporation or its affiliates and (ii) Harbinger Capital Partners or its affiliates (“Harbinger”), for a total additional issuance of 300,000 shares of Sub Series G Preferred, in exchange for their waiver of certain Fundamental Corporate Transaction Approval Rights, as set forth in the applicable certificates of designation in respect of the Exchange Offers, as holders of TSC’s Series C Preferred Stock and TSC’s Series D Preferred Stock and holders of TSN’s Series A Preferred Stock and TSN’s Series B Preferred Stock and their rights under their respective Right of First Offer Agreement, as discussed in the OM.

In connection with the Exchange Offers, TSC is hereby soliciting consents for certain proposed amendments to the certificate of designations of the Series B Preferred (the “Series B Preferred Amendments”), which certificate governs the terms of the Series B Preferred.  Additionally, in connection with the 6.5% Notes Supplement, TSC and TSN are hereby soliciting certain amendments to the 6.5% Notes Indenture (the “6.5% Notes Amendments,” and, together with the Series B Preferred Amendments, the “Proposed Amendments”).  Also, TSC, TSN and Holdings are soliciting consents for the approval of the Exchange Offers and Solicitation by certain holders of the 6.5% Notes (the “6.5% Noteholders’ Approval”).  While the 6.5% Notes held by TSN and any affiliate of TSN are to be disregarded for the purposes of consents, TSC and TSN have determined that the consent of Harbinger and/or its affiliates will nonetheless be sought for purposes of the 6.5% Notes Amendments as Harbinger has rights as a holder of the 6.5% Notes that are different from other holders of the 6.5% Notes, which rights will be affected by the 6.5% Notes Amendment.  Therefore TSC, TSN and Holdings will not effect the 6.5% Notes Supplement containing the 6.5% Notes Amendments without consents from Harbinger.  For purposes of this Notice to Broker-Dealers we refer to the solicitation for the 6.5% Noteholders’ Approval and the Proposed Amendments as the “Solicitation,” and, together with the Exchange Offers, the “Exchange Offers and Solicitation.”  In the event we have obtained the requisite consents and have obtained the other consents and approvals that are conditions to the consummation of the Exchange Offers and Solicitation, holders of the Series B Preferred that do not furnish consents will nevertheless have their Series B Preferred amended, which shares will become shares of the Parent Amended Series B Preferred of TSC, and holders of the 6.5% Notes that do not furnish consents will nevertheless have their 6.5% Notes amended and will be bound by the 6.5% Notes Amendments.

THE EXCHANGE OFFERS AND SOLICITATION ARE SUBJECT TO CERTAIN CUSTOMARY CONDITIONS.  SEE “THE EXCHANGE OFFERS AND SOLICITATION—CONDITIONS OF THE EXCHANGE OFFERS AND SOLICITATION” IN THE OFFERING MEMORANDUM.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Offering Memorandum, dated November 16, 2009;

2.
The Letter of Transmittal for your use (unless Original Securities are tendered by an Agent’s Message) and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Original Securities);

3.
A form of letter which may be sent to your clients for whose accounts you hold Original Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers and Solicitation;

4.	A Notice of Guaranteed Delivery;

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	A return envelope addressed to Epiq Financial Balloting Group., the Exchange and Information Agent.

YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THE EXCHANGE OFFERS AND SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 4 , 2010, UNLESS EXTENDED.  PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD ORIGINAL SECURITIES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

In all cases, exchanges of Original Securities accepted for exchange pursuant to the Exchange Offers and Solicitation will be made only after timely receipt by the Exchange and Information Agent of (a) certificates representing such Original Securities, or confirmation of book entry transfer of such Original Securities, as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent’s Message and (c) any other required documents.

Holders who wish to tender their Original Securities and (i) whose Original Securities are not immediately available or (ii) who cannot deliver their Original Securities, the Letter of Transmittal or an Agent’s Message and in either case together with any other documents required by the Letter of Transmittal to the Exchange and Information Agent prior to the Expiration Time must tender their Original Securities according to the guaranteed delivery procedures set forth under the caption “The Exchange Offers and Solicitation—Guaranteed Delivery” in the Offering Memorandum.

The Exchange Offers and Solicitation are not being made to, nor will tenders be accepted from or on behalf of, holders of Original Securities residing in any jurisdiction in which the making of the Exchange Offers and Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Companies will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of Original Securities pursuant to the Exchange Offers and Solicitation. The Companies will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Companies will pay or cause to be paid any transfer taxes payable on the transfer of Securities to them except as otherwise provided in Instruction of the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offers and Solicitation or for copies of the Offering Memorandum and Letter of Transmittal may be directed to the Exchange and Information Agent by telephone at (646) 282-1800.

Very truly yours,
TERRESTAR CORPORATION
TERRESTAR HOLDINGS INC.
TERRESTAR NETWORKS INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT, OF THE COMPANIES OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF ANY OF THE COMPANIES IN CONNECTION WITH THE EXCHANGE OFFERS AND SOLICITATION OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.